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EXHIBIT  99.1

Risk  Factors

1. If the Company does not succeed in acquiring House Of Brussels, then it will not own any business assets -

There is no assurance that Green Fusion will be able to raise the necessary financing to complete the acquisition of House of Brussels or that another extension to the acquisition agreement to allow sufficient time for the completion of the financing will be agreed to by House of Brussels. In the event that the acquisition is not completed, the Company intends to pursue the acquisition of another business. However, there is no assurance that these efforts will be successful.

2.    Green Fusion is a Development Stage Company, and expects to incur losses -

To date, the Company has not been profitable and has not earned any revenues. As the business plan is implemented (and if the acquisition of House of Brussels or some other business is completed), the Company expects to incur increased operating expenses and may incur significant losses until significant operating revenues can be earned. If significant revenues cannot be generated from the implementation of the business plan, then the Company will not achieve profitability.

3.     If  additional  financing  cannot  be  obtained,  the business may fail -

Green Fusion's plan to acquire House of Brussels requires significant financing as a condition of closing. In addition, the business plan calls for increased expenses associated with the expansion and acquisition of House of Brussels. If the acquisition is completed, it is anticipated that revenues from operations will initially be insufficient to cover expenses associated with the proposed business expansion in the short term. Accordingly, Green Fusion is likely to have substantial additional capital requirements after the acquisition of House of Brussels is complete. There is no assurance that the Company will be able to complete the necessary financing to meet all of these requirements. Obtaining financing will be subject to a number of factors, including:

a)     market  conditions;
b)     the  completion  of  the  acquisition  of  House  of  Brussels;
c) the operating performance of House of Brussels, if the acquisition of House of Brussels is completed;
d) the successful implementation of the business plan for the expansion of House of Brussels; and
e)     investor  sentiment.

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These  factors  may  make the timing, amount, terms and conditions of additional financing unattractive for the Company, making it impossible to raise additional capital and implement the business plan, resulting in the failure of the business.

4. If the Company can not effectively manage the execution of the business plan, then the business may be harmed -

The business plan anticipates that the business operations of House of Brussels will undergo significant expansion. This expansion requires the Company to hire additional personnel, retain key personnel, and establish new wholesale channels and retail premises. It is anticipated that this growth will place a significant strain on managerial, operational and financial resources. Green Fusion may not succeed with these efforts and its failure to expand in an efficient manner could cause expenses to be greater than anticipated, revenues to grow more slowly than expected and could otherwise have an adverse effect on the business, financial condition and results of operations.

5. If the Company is not able to compete effectively, then the business will be harmed -

There are many companies that manufacture chocolate products and that are engaged in the wholesale and retail market for chocolate products. Competition is intense and there is no assurance that the expansion of House of Brussels will be successful if the acquisition is complete. Competition could adversely affect the business, financial condition and results of operations. In addition, competitors may develop competing business strategies and products that gain greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. The Company's inability to attract consumers and earn revenue due to competition will have an adverse effect on the business, financial condition and results of operations.

6. There is a limited market for the Company's common stock. If a market for the common stock is developed, then the stock price may be volatile -

Green Fusion common stock is traded on the NASD OTC Bulletin Board. However, there is a limited market for the common stock and there is no assurance that investors will be able to sell their shares in the public market. It is anticipated that the market price of the common stock will be subject to wide fluctuations in response to several factors, such as:

a)     the  ability  to  complete  the  acquisition  of  House  of  Brussels;
b)     the  ability  to  achieve the necessary financing to execute the business plan;
c)     actual  or  anticipated  variations  in  the  results  of  operations;
d)     the  ability  or  inability  to  generate  new  revenues;
e)     increased  competition;  and
f) conditions and trends in the chocolate products manufacturing, wholesale and retail industries.
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Further,  companies  traded  on  the  OTC  Bulletin  Board  have  traditionally experienced extreme price and volume fluctuations. Accordingly, Green Fusion's stock price may be adversely impacted by factors that are unrelated or
disproportionate  to  the  Company's  operating  performance.   These  market
fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of the Company's common stock.